Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of TCF Financial Corporation,
Plan Participants and Plan Administrator of the
TCF 401K Plan:

We consent to the incorporation by reference in the registration statement (No. 333-230635) on Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 of TCF Financial Corporation of our report dated June 29, 2020, with respect to the statements of net assets available for plan benefits of the TCF 401K Plan as of December 31, 2019 and 2018, the related statements of changes in net assets available for plan benefits for the years then ended, and the related notes, and the supplemental schedules of Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2019 and Schedule H, line 4j - Schedule of Reportable Transactions for the year ended December 31, 2019, which report appears in the December 31, 2019 annual report for Form 11-K of the TCF 401K Plan.

/s/ KPMG LLP

Detroit, Michigan
June 29, 2020